Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-3

(Form Type)

SOLENO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amo\unt of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(c)	3,000,000(1)	$24.34(2)	$73,020,000	0.00014760	$10,777.76
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$73,020,000		$10,777.76
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$10,777.76

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 19, 2023.